Exhibit 99.1

Nayna Networks, Inc.
4699 Old Iron Sides Drive, Suite 420
Santa Clara, CA 95054
Tel: 408.956.8000
Fax: 408.956.8730
www.nayna.com

Nayna Networks Letter To Shareholders

Santa Clara, Calif., USA - Jan. 4, 2006 - Nayna Networks, Inc., (OTCBB: NAYN), a leading provider of next generation network solutions, today issued the following letter to its shareholders.

Dear Nayna Shareholder:

First, I would like to take this opportunity to wish you and your family a very Happy and successful New Year.

With this letter, I would like to give you an update on our company and the progress that we have made over the last twelve months. Despite the market conditions and a challenging first year as a public company, Nayna made significant progress and strengthened its Board of Directors, its management team and has been developing significant business relationships that the company believes will establish a strong foundation for future growth in this New Year and beyond. Set forth below are brief descriptions of many of these accomplishments during the last four quarters, all of which were announced in previous press releases and are publicly available on our website and in our public filings with the Securities and Exchange Commission. As you will note, these achievements are consistent with the guidelines and the strategy we had laid out for the company last year and shared with you in our letter on May 9, 2005.

Qtr. 1, 2005

1.
In January 2005, Michael Meyer joined our team as Chief Financial Officer, strengthening our team with his many years of financial executive experience combined with his operational expertise in public and private companies. Michael had recently been CEO of AirLink Communications, a wireless data solutions company and the Vice President of Finance and Operations for Sierra Wireless, a wireless modem manufacturer.

2.
In January 2005, Nayna Networks Introduced Cost-Effective ExpressSTREAM IEEE 802.11b/g WiFi Access Points: XA-054 and XA-154, providing small, medium and larger enterprises with affordable broadband connectivity

Qtr. 2, 2005

3.	In April 2005, Nayna Networks completed the reverse merger with Rescon Technology Corporation, a public traded company on OTC BB and changed the symbol to NAYN.OB.
4.
In April 2005, Nayna was accepted for listing on the Frankfurt Stock Exchange and inclusion on its Xetra electronic trading platform under the ticker symbol “NCF,” with the German CUSIP (WKN) number “A0EADA", in response to interest from the European investment community and to broaden its global shareholder base and raise its profile in the European technology and financial communities.

5.
In May 2005, we shared our strategic vision in a letter to our shareholders articulating our high growth market opportunity and a strategic plan for 2005 and beyond to achieve that. The growth strategy included adding independent board of directors, growing organically, raising expansion capital, merger and acquisitions, forming strategic alliances and going global.

6.
In May 2005, we announced the addition of three independent board of directors, Richard Berman, William Boller and William O’Connor, who with more than 100 years combined senior-level global expertise, strengthened the company’s leadership in corporate finance, operations and business development.

7.	In June 2005, CCDR Communications, Inc. (Crystal-Clear.TV) named Nayna Networks their preferred provider for its wireless and wireline Internet access solutions.
8.
In June 2005, Nayna, Fluke Networks, a provider of innovative solutions for the testing, monitoring and analysis of enterprise and telecommunications networks, and Forma 2000+, an organization specializing in fiber network structure and characterization, jointly hosted an advanced technology seminar covering the latest broadband Ethernet tools, EPONs (Ethernet Passive Optical Networks) and installation and construction issues.

Qtr. 3, 2005

9.
In July 2005, Dr. Raj Jain, Nayna co-founder and chief technology officer, delivered the opening keynote address at the eleventh International Conference on Parallel and Distributed Systems (ICAPDS 2005) in Fukuoka, Japan discussing the topic of convergence of exponentially increasing retail broadband demand with accelerating computing systems evolution

10.
In August 2005, EthoStream, a provider of broadband solutions and services for hospitality industry, selected Nayna Networks’ ExpressSTREAM™ product line for deployment with EthoStream’s broadband solutions.

11.
In August 2005, University of Evry Val d’Essonne (UEVE) in France, selected and purchased Nayna Networks’ ExpressSTREAM™ product line for its Telecom Laboratory for use in training French IT Engineers on multi-Gigabit Ethernet platform technology for triple play (voice, video and data) services over fiber.

12.
In August 2005, Dr. Raj Jain, Nayna CTO, was invited to address the IEEE Asia Chapter on the topic, Home and Wireless Diverge: Reliability & Throughput Matter to discuss the effects of emerging retail broadband applications and consumer demand. This lecture connected IEEE members from Korea, Thailand, South Australia and seven chapters in India: Bombay, Delhi, Madras, Calcutta, Ahmedabad, Trivendrum,and Bangalore.

13.
In August 2005, Nayna unveiled the XG-4000, a new Time Division Multiplexing (TDM) platform for its flagship ExpressSTREAM product line. The XG-4000 delivers popular T1 and E1 TDM services over converged Gigabit Ethernet access networks.

14.
In September 2005, Nayna unveiled new high-density Carrier Class T1 and E1 modules for the company’s ExpressSTREAM platform targeted to Telecom and Internet service providers (ISPs). This announcement complemented the Company’s August 24 introduction of its Enterprise Class XG-4000 T1/E1 which serves enterprise and customer premise applications.

15.	In September 2005, Michael Meyer, CFO of Nayna Networks, was interviewed on Executive Update, a weekly series of the Aurelius Internet Radio Network.

Qtr. 4 2005

16.
In October 2005, Dr. Raj Jain, Nayna co-founder and chief technology officer, was an invited speaker at the International Technology forum (ITF) 2005: Emerging Technologies and Diversity Leadership, to discuss with corporate decision makers and government leaders the market opportunities and social impact of globally ubiquitous higher quality broadband access.

17.
In October 2005, Hits Wireless, Inc. (“Hits”), selected Nayna’s ExpressStream platform for its popular HITS ZONE franchise WiFi solution being offered to service providers across North America. Toronto, Canada-based Hits provides instant plug & play wireless access solutions for hotel and convention properties. Its custom solution offerings include a wireless “professional” version for service firms such as law, accounting and medical centers, as well as a “spots” version for restaurants, cafes and waiting areas.

18.
In October 2005, Dominique Rodriguez, Nayna vice president product management, was invited to present to decision makers and government leaders at the Alternate Last Mile Showcase, in Singapore. Mr. Rodriguez discussed the accelerating shift by service providers to optical technologies, such as Nayna’s, that deliver broadband Ethernet speeds of up to one gigabit per second.

19.
In October 2005, Dr. Raj Jain, Nayna CTO, was an invited speaker at OpticsEast 2005 sponsored by The International Society for Optical Engineering (SPIE). Dr. Jain focused his discussion on PON-based Broadband Access Networks: Architectures and Systems.

20.	In October 2005, Nayna announced the E06 firmware upgrade set for Nayna’s flagship ExpressSTREAM Fiber-To-The-Premise (FTTP) Optical Line Terminals (OLTs).
21.	During November 2005, InformaCorp, LLC. (InformaCorp), named Nayna Networks their preferred provider for its wireless Internet access solutions.
22.
In November 2005, Nayna announced a funding of $4.8 million from institutional funds. The investment is in the form of callable secured convertible notes, which mature three years from the date of issuance and are convertible into Nayna common stock at a discount and related warrants to purchase Nayna Common Stock at $1.00 per share subject to certain adjustments based on the price of future issuances.

23.
During December 2005, Nayna announced it has entered into a definitive agreement to acquire privately held Abundance Networks headquartered in Shelton, Connecticut, with regional sales and R&D offices in Mumbai, India. Founded in 2002, Abundance is a recognized supplier of TDM/Ethernet over SONET/SDH optical Access solutions in India. This acquisition is the latest step in Nayna’s expansion into high-growth markets such as India.

As you will note, we have made tremendous progress in developing the team, the technology and the business relationships that are key to capturing the large market opportunity that is in front of us. We are encouraged at the responses we have received from our early trial systems from our customers and new potential customers.

With this foundation, 2006 is a year in which we intend to continue aggressively pursuing our strategic growth plan, specifically

1.	Continue to add to our initial customer base
2.	Enhance our ExpressSTREAM Technology Platform with synergistic technologies and products both organically and through partnerships and acquisitions
3.	Continue to strengthen our internal team and external partnerships
4.	Leverage our international strengths by lowering our cost of development as well as accessing the high growth emerging markets such as India, Asia Pacific and Europe.

Simply stated, our objective is to leverage Nayna Network’s management talent and innovative technology base with an aggressive growth strategy. We are all committed to building a company offering leading edge networking solutions with global sales channels, growing cash flow and earnings power.

Thank you for allowing us the time to provide you with this update. It is a privilege to lead Nayna Networks into what I strongly believe to be an exciting and rewarding future. We hope you will continue to support our efforts and we sincerely appreciate your patience and confidence.

Sincerely yours,

Naveen S. Bisht
President and Chief Executive Officer

About Nayna Networks, Inc.

Nayna Networks, Inc., delivers next generation network solutions. More information is available at http://www.nayna.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially because of factors such as: the company’s ability to raise capital, form strategic alliances or identify and close merger or acquisition transactions on favorable terms, entry into markets with vigorous competition, market acceptance of new or existing products and services, technological shifts, delays in product development and related product release schedules, and the effect of general economic and market conditions, any of which may cause revenues and income to fall short of anticipated levels.

For further information regarding the terms, risks and uncertainties associated with the Company, and its subsidiaries' businesses, please refer to the Company's filings with the Securities and Exchange Commission (SEC), including, but not limited to, its Form 8-K, annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be obtained through the SEC's website at: http://www.sec.gov/ or by contacting the Company's investor relations department.

All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

All products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.

Contact Information

Nayna Networks, Inc.
Jim Connor, 408-956-8000 x831
jim@nayna.com